Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into on this 30th day of September, 2014, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose address is 200 Village Road, Lahaina, Hawaii 96761 (“Seller”), and the STATE OF HAWAII, by its Board of Land and Natural Resources, whose address is 1151 Punchbowl Street, Honolulu, Hawaii 96813 (“Buyer”).

R E C I T A L S:

A.                                    Seller is the fee simple owner of that certain unimproved parcel of land located at Honokohau and Honolua, Lahaina, Island of Maui, State of Hawaii, consisting of 244.12 acres, more or less, (Tax Map Key No.: (2) 4-1-001:010), commonly referred to as Lipoa Point and more particularly described in Exhibit A, attached hereto and incorporated herein by this reference, together with Seller’s interest in all improvements, fixtures, timber, water, oil, gas and mineral and metallic mines of every kind or description, if any, and all rights appurtenant to such land, including but not limited to timber rights, water rights, grazing rights, access rights and geothermal rights, if any (collectively, the “Property”).

B.                                    Buyer wishes to purchase the Property from Seller and Seller wishes to sell the Property to Buyer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual agreements, representations, warranties, covenants, conditions and obligations herein set forth, the parties hereby agree as follows:

1.                                      Purchase and Sale.  Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the Property on the terms and conditions set forth herein.

2.                                      Purchase Terms.

(a)                                 Price.  The purchase price for the Property shall be the sum of Nineteen Million Eight Hundred Thousand DOLLARS (US$19,800,000.00).

(b)                                 Method of Payment.  The purchase price shall be due and payable to Seller, in United States legal tender, at Closing (defined below).

(c)                                  Effective Date.  This Agreement shall be effective on the date that it is signed by both parties hereto and approved as to form and legality by the Attorney General (the “Effective Date”).

(d)                                 Closing.  The closing for this transaction (“Closing”) shall take place on or before October 9, 2014 (the “Closing Date”).  Closing shall take place at such date, time and place as Seller and Buyer may agree to in writing. Seller and Buyer may mutually agree in writing to extend the Closing Date.

(e)                                  Title Report.  The parties acknowledge receipt of a Preliminary Title Report for the Property dated as of August 12, 2014, and revised on September 19, 2014 (the “Title Report”), prepared by Title Guaranty of Hawaii, Inc. (the “Title Company”).

(f)                                   Escrow.  To ensure that the Seller uses the proceeds of the sale to benefit the pension plans of retirees of the Seller — i.e., Maui Land & Pineapple Company, Inc. Pension Plan for Bargaining Unit and Hourly Employees and Maui Land & Pineapple Company, Inc. Pension Plan for Non-Bargaining Unit Employees (“Pension Plans”) — the purchase and sale contemplated by this Agreement shall be consummated through an escrow which Buyer and Seller shall cause to be established with Title Guaranty Escrow Services, Inc. (“Escrow Agent”).  The Escrow Agent shall be responsible for the safekeeping of documents and funds and the disbursement of same in accordance with the escrow instructions provided in Exhibit B.

3.                                      Conditions Precedent to Closing.  The parties’ respective obligations to close the purchase and sale of the Property shall be conditioned upon completion of all of the following:

(a)                                 Buyer receives approval by the State of Hawaii, Board of Land and Natural Resources to enter into this Agreement and to acquire the Property, which approval is subject to the Board’s sole discretion;

(b)                                 The Pension Benefit Guaranty Corporation (“PBGC”) has delivered to Escrow Agent an irrevocable commitment to provide a release of the PBGC’s mortgage on the Property, including an unexecuted copy of the mortgage release — provided that PBGC’s irrevocable commitment is conditioned on the Closing of the sale and the disbursement of certain proceeds of the sale in accordance with the instructions of AON Hewitt, actuary of the Seller’s Pension Plans (“Actuary”) directly to First Hawaiian Bank, trustee of the Seller’s Pension Plans (“Trustee”) as set forth in Section 3.C of the Escrow Instructions attached as Exhibit B.;

(c)                                  Seller has removed the unpermitted temporary structure on the southwest portion of the Property overlooking Honolua Bay; and

(d)                                 Satisfaction of all obligations stated herein by both Buyer and Seller, within the time periods provided in this Agreement.

If any condition precedent is not satisfied or waived in writing by the parties, Seller or Buyer may terminate this Agreement by written notice to the other party, in which event the parties shall have no further obligation to each other under this Agreement and no damages shall be accountable to Buyer or Seller.

4.                                      Condition of the Property.

(a)                                 Buyer and Seller agree that:

(i)                                     Buyer has had the opportunity to study all aspects or circumstances of the Property which Buyer deems material or relevant;

(ii)                                  Buyer shall has had access to the Property, at reasonable times and upon reasonable prior notice; and

(iii)                               Buyer has had the opportunity to make all inspections and verifications which Buyer deems necessary for the completion of Buyer’s due diligence review for the transaction covered by this Agreement.

(b)                                 Except as otherwise expressly provided herein or in the Warranty Deed, as defined below, Buyer hereby acknowledges and agrees that the sale of the Property hereunder is and will be made on an “as is, where is” basis and that neither Seller, nor any attorney, representative, agent or employee of Seller has made, or will make, and except for Seller’s express warranties set forth in this Agreement or in the Warranty Deed, as defined below, Seller specifically negates and disclaims, any representations, warranties, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, future, or otherwise, of, as to, concerning or with respect to the Property.

5.                                      [reserved].

6.                                      [reserved].

7.                                      Title.  Seller shall convey to Buyer fee simple title to the Property, by warranty deed (the “ Warranty Deed”), the form of which has been agreed upon by Seller and Buyer, free and clear of all monetary liens and encumbrances, except as to the encumbrances noted in Schedule B of the Title Report. Seller shall pay all property taxes up to the date of recordation of the Warranty Deed.

8.                                      Title Insurance.  Seller will provide a standard owner’s policy of title insurance issued by the underwriter(s) of the Title Company, in the full amount of the Purchase Price, insuring that title to the Property is vested in Buyer at Closing, subject only to the exceptions noted in Section 7.  The cost of such title insurance shall be paid by Seller.

9.                                      Seller’s Promise Not to Further Encumber.  Seller shall not, without the prior written consent of Buyer, make or allow to be made any leases, contracts, options or agreements whatsoever affecting the Property, which would in any manner impede Seller’s ability to perform hereunder and deliver title as agreed herein.

10.                               Seller’s Representations.  Seller represents and warrants that:

(a)                                 Prior to Closing, Seller will own and have the power to sell, transfer and convey all of Seller’s right, title and interest in and to the Property.

(b)                                 To Seller’s knowledge, there is no action, suit, litigation, arbitration or other proceeding pending or threatened, which in any manner affects the Property.

(c)                                  Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions provided herein.  The persons signing this Agreement for Seller have full power and authority to sign for Seller and to bind it to this Agreement.

(d)                                 Seller has no knowledge of any violations of any law, order, ordinance or regulation or policy of insurance affecting the Property, other than the unpermitted temporary structure on the southwest portion of the Property overlooking Honolua Bay, which will be removed prior to Closing.

(e)                                  Seller has not received notice and has no knowledge of any pending or threatened condemnation of all or part of the Property.

(f)                                   This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller, subject to the conditions precedent set forth in Section 3.  To Seller’s knowledge, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it is bound.

(g)                                  Seller has no knowledge of any unrecorded agreements affecting the Property, other than as described in Section 7.

(h)                                 Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.

(i)                                     To Seller’s knowledge, the Property is not subject to any investigation by any governmental authority or any judicial or administrative proceedings alleging the material violation of or liability under any hazardous materials law, or any outstanding written order or agreement with any governmental authority or private party relating to any hazardous materials laws or hazardous materials claims.

For purposes of this Agreement “hazardous material” shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil, as all of the above are defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, Chapter 128D, Hawaii Revised Statutes, or any other federal, state, or local law, regulation, ordinance, rule, or bylaw, whether existing as of the date hereof, previously enforced, or subsequently enacted.

(j)                                    Seller agrees to disclose to Buyer all material findings in respect to the condition of the Property that Seller may later discover which findings are not contained in the Title Report delivered to Buyer.  After Closing, Seller agrees to assist Buyer to conduct additional due diligence for a period of ninety (90) days, for the purpose of identifying, either in person or through publication, the owners of the un-located kuleana awards identified in Item 9, Schedule B of the Title Report.  The provision shall survive closing and will not be extinguished or merged by the Warranty Deed.

(k)                                 Except as otherwise provided, Seller has not undertaken any independent investigation or inquiry to determine the existence or absence of facts.

11.                               Buyer’s Representations.  Buyer represents and warrants that, subject to approval by the Board of Land and Natural Resources, which approval is at the Board’s sole discretion, and subject to approval by the Attorney General, Buyer has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

12.                               Risk of Loss.  All risk of loss shall remain with Seller until Closing.  In the event that the Property is destroyed or damaged after the Effective Date and prior to Closing, Buyer or Seller may, at their option, elect to terminate this Agreement with no damages accountable to Buyer or Seller.

13.                               Closing Expenses and Fees.  Any documentary tax or real property transfer tax arising out of the conveyance of the Property shall be borne by Seller, if applicable.  The cost of the survey of the Property previously paid by Seller will be reimbursed to Seller from the proceeds of the purchase price.  Any other closing expenses, fees and charges shall be paid for by Seller, except that each party shall pay its own attorneys fees, if any, incurred in negotiating and consummating the transaction contemplated by this Agreement.

14.                               Notices.  All notices pertaining to this Agreement shall be in writing delivered to the parties hereto by facsimile transmission, personally by hand, courier service or Express Mail, or by first class mail, postage prepared, at the addresses set forth below. All notices shall be deemed given: (a) if sent by mail, when deposited in the mail, first class postage prepared, addressed to the party to be notified; (b) if delivered by hand, courier service or Express Mail, when delivered; or (c) if transmitted by facsimile, when transmitted.  The parties may, by notice as provided above, designate a different address to which notice shall be given.

If to Seller:	MAUI LAND & PINEAPPLE COMPANY, INC. 200 Village Road Lahaina, Hawaii 96761 Attention: Tim T. Esaki Telephone: (808) 665-5480 FAX: (808) 665-0641

If to Buyer:	State of Hawaii Board of Land and Natural Resources P. O. Box 621 Honolulu, Hawaii 96809-0621 Attention: William J. Aila, Jr., Chairperson Telephone: (808) 587-0433 FAX: (808) 587-0390

copies of any notices to Buyer should also be sent to:

State of Hawaii
Department of Land and Natural Resources
Land Division
1151 Punchbowl Street, Room 220
Honolulu, Hawaii 96813
Attention: Ian Hirokawa, Special Projects Coordinator

Telephone: (808) 587-0420

FAX: (808) 587-0455

If to Escrow Agent	Title Guaranty of Hawaii, Inc. P.O. Box 1678 Honolulu, Hawaii 96806 Attention: Cynthia Nakashima Telephone: (808) 521-0211 FAX: (808) 521-0280

15.                               Remedies upon Default.  In the event that Buyer or Seller defaults in the performance of any of their respective obligations under this Agreement, Seller or Buyer shall, in addition to any and all other remedies provided in this Agreement or by law or in equity, have the right of specific performance against the defaulting party.

16.                               No Broker’s Commission.  Each party represents to the other that it has not used a real estate broker in connection with this Agreement or the transaction contemplated by this Agreement. Each party further represents that it has not and will not pay or receive a broker’s commission or finders’ fee for this transaction. In the event any person asserts a claim for a broker’s commission or finder’s fee against one of the parties to this Agreement, the party on account of whose conduct the claim is asserted will hold the other party harmless from said claim.

17.                               Time of the Essence; Dates.  Time is of the essence to this Agreement.  In the event that any date specified in this Agreement falls on Saturday, Sunday or a public holiday, such date shall be deemed to be the succeeding day on which the public agencies and major banks are open for business.

18.                               Binding on Successors.  Subject to approval by the Board of Land and Natural Resources which approval is at the Board’s sole discretion, and approval by the Attorney General, this Agreement shall be binding not only upon the parties, but also upon their heirs, personal representatives, assigns and other successors in interest.

19.                               Additional Documents.  Seller and Buyer agree to execute such additional documents as may be reasonable and necessary to carry out the provisions of this Agreement.

20.                               Additional Documents to be Provided by Seller to Buyer.  Seller agrees to provide the following documents to Buyer prior to Closing:

(a)                                 Resolutions.  As applicable for Seller, resolutions authorizing the transaction contemplated by this Agreement, the execution, delivery, and performance of this Agreement, any other obligation of Seller contemplated by this Agreement, and authorizing the persons who will sign this Agreement to do so on behalf of Seller.

(b)                                 Certificate of Good Standing. As applicable for Seller, a certificate of good standing of Seller certified by the proper governmental authority in the State of Hawaii.

21.                               Assignment.  Buyer may not assign its interests under this Agreement without the prior written consent of Seller.

22.                               Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between Buyer and Seller pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver and agreeable to both parties.

23.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

24.                               Severability.  Each provision of this Agreement is severable from any and all other provisions of this Agreement. Should any provision(s) of this Agreement be for any reason unenforceable, the balance shall nonetheless be of full force and effect.

25.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

26.                               Survival.  All representations, warranties, covenants, conditions, agreements and other obligations set forth in this Agreement shall survive Closing and the recordation of the Warranty Deed and shall not merge therein unless specifically stated otherwise in this Agreement.

[**signature page follows**]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Seller:

MAUI LAND & PINEAPPLE COMPANY, INC.

A Hawaii corporation

	By:	/s/ Warren H. Haruki

Name: Warren H. Haruki

Title: Chairman and CEO

	By:	/s/ Tim T. Esaki

Name: Tim T. Esaki

Title: Chief Financial Officer

Buyer:

STATE OF HAWAII

	By:	/s/ William J. Aila Jr.
Chairperson
Board of Land and Natural Resources

APPROVED AS TO FORM:

/s/ Julie H. China
Deputy Attorney General

Joinder by Escrow Agent:

TITLE GUARANTY ESCROW SERVICES, INC.

By:	/s/ Glen Y. Ajimine

Name: Glen Y. Ajimine

Title: Senior Vice President

EXHIBIT A

[Legal Description of Property]

EXHIBIT B

Escrow Instructions:

To:                 Title Guaranty Escrow Services, Inc.

1.                          Upon opening of escrow:

A.                        Seller will deliver to you:

i.                              A duly executed and acknowledged Warranty Deed sufficient to convey title to the Property to Buyer in accordance with Section 7 of the Agreement; and

ii.                           Such other resolutions and documents as are necessary to close this transaction.

B.                        Buyer shall deposit with you the sum of Nineteen Million Eight Hundred Thousand  DOLLARS (US$19,800,000.00);

C.                        The PBGC will deliver to you an irrevocable commitment to provide a partial release of the Mortgage, Security Agreement, Assignment of Rents, Fixture Filing and Financing Statement dated November 13, 2012 (“Partial Release”) to release its mortgage on the Property upon the close of this transaction, including an unexecuted copy of the mortgage release.

2.                          When you:

A.                        Are in receipt of the items specified in Section 1 of this Exhibit B;

B.                        Are prepared to issue Buyer a standard owner’s policy of title insurance, in accordance with the provisions of Section 8 of the Agreement (“Title Insurance Policy”); and

C.                        Have received written or e-mailed authorization to close from Buyer and Seller or their counsel.

3.                          You are instructed to:

A.                        Record the Warranty Deed in the Bureau of Conveyances;

B.                        Pay all closing costs in accordance with the closing statements approved by the parties; and

C.                        Disburse certain proceeds of the sale in accordance with the instructions of the Actuary directly to the Trustee.

4.                         Upon confirmation that the funds specified in Section 3.C. of this Exhibit B have been received by the Trustee, you are to deliver the Executed Warranty Deed and Title Insurance Policy to the Buyer.

5.                          Any remaining funds after disbursement to the Trustee in accordance with Actuary’s instructions shall be paid to the Buyer, so long as the PBGC gives written concurrence to you.